OLD MUTUAL FUNDS I
OLD MUTUAL FUNDS II
OLD MUTUAL FUNDS III
OLD MUTUAL INSURANCE SERIES FUND

GOVERNANCE, NOMINATING AND COMPLIANCE
COMMITTEE CHARTER

Each of the Boards of Trustees (each, a "Board") of Old Mutual
Funds I, Old Mutual Funds II, Old Mutual Funds III and Old
Mutual Insurance Series Fund (each, a "Trust" and together, the "Trusts") shall have a Governance, Nominating and Compliance Committee (the "Committee"). This Charter shall govern the membership, duties and operations of the Committee.
I.	COMMITTEE COMPOSITION
The Committee shall be composed entirely of those Trustees
serving on the Board who are not "interested persons"
("Independent Trustees") as that term is defined in Section
2(a)(19) of the Investment Company Act of 1940, as amended
(the "1940 Act").
II.	COMMITTEE MEETINGS
The Committee may meet separately or in conjunction with
meetings of the full Board.  The Committees of the Trusts may meet jointly, in the discretion of the Chairpersons of the Committees. Meetings of the Committee may be held in person or by other means as permitted by the By-Laws of the Trust.
III.	DUTIES OF THE COMMITTEE
Generally, the function of the Committee shall be to oversee and make recommendations to the full Board with respect to governance of the Trust, selection and nomination of Trustees, compensation of Trustees, and compliance related matters. The Committee shall have the following specific responsibilities:
             1.	Selection, Nomination of Independent
Trustees. The Committee shall nominate persons for election or appointment as Independent Trustees (i) as additions to the
Board, (ii) to fill vacancies which, from time to time, may occur on the Board and (iii) for election by shareholders of the Trust at meetings called for the election of trustees, all in accordance with the procedures set forth below under "Procedures for
Nomination of Independent Trustees";
             2.	Chair of Old Mutual Funds II.
Pursuant to the 2004 Settlement Orders, the Committee shall
nominate the Chair of the Board of Old Mutual Funds II. In considering the qualifications of such Chair, the Committee shall not nominate for Chair any person who (i) is not an Independent Trustee; or (ii) who has an Impermissible Relationship
(described below) with Liberty Ridge Capital, Inc. (including any predecessor or successor thereto), its present or former affiliates (including any predecessor or successor thereto), directors, officers, employees or agents acting in their capacity as such agents or with Old Mutual Funds II (other than to have been a trustee or shareholder of Old Mutual Funds II). An Impermissible Relationship includes, but is not limited to, any of the following types of relationships: commercial, banking, financial, legal, accounting, consulting, advisory, familial (including all individuals within three degrees of consanguinity or affinity), charitable, employee, director, trustee or officer relationship, provided, however, a charitable relationship shall not be deemed an Impermissible Relationship if the charitable relationship is disclosed to the Board. During the period when acting as Chairman and for two years thereafter, the Chairperson and any firm with which he or she is affiliated shall have no such Impermissible Relationship. The Committee is not required to take the actions described in this Section III(2) when
nominating the Chairpersons of the other Trusts.
             3.	Selection, Nomination of Committee
Members.  The Committee shall nominate persons for
appointment as members of each standing committee of the
Board, and shall nominate persons for appointment as chair and, if desired, vice chair of each such committee. Evaluation by the Committee of a person as a potential committee member shall include the factors set forth below under "Procedures for
Nomination of Independent Trustees," to the extent that such factors are applicable or relevant.  Members of the Committee shall be appointed by a majority of the Trustees of the applicable Trust. An individual may be nominated to serve on more than one committee of the Board;
             4.	Board Evaluation.  The Committee
shall review and evaluate at least annually the functioning of the Board and their various committees, including Board governance procedures, the effectiveness of the committee
structure and the number of funds on whose boards each Trustee serves, and make recommendations to the full Board with respect thereto;
             5.	Compensation.  The Committee shall
review and make recommendations to the Board, regarding the compensation, if any, payable to the trustees and officers of the Trust and to any other person whose compensation is required by law, rule or regulation to be approved or determined by the
Board or a committee thereof.  The Committee shall annually
review such compensation, if any, and make any appropriate
changes;
             6.	Advisory Trustees.  The Committee
may consider nominating Advisory Trustees to serve as non-
voting members of the Board or as members of a standing
committee of the Board. An Advisory Trustee may not serve as chairperson of the Board or any committee of the Board;
             7.	Selection of Counsel.  The Committee
shall select legal counsel to each Trust and to the Independent Trustees of the Board of each Trust, either on a regular basis, or on an as-needed basis. The Committee shall consider the factors set forth in Rule 0-1(6) under the 1940 Act, as well as any other relevant regulatory requirements or guidance, in determining whether legal counsel to the Independent Trustees of a Trust is sufficiently independent. The Committee shall review and approve the compensation paid to legal counsel to each Trust and to independent legal counsel to the Independent Trustees of a Trust, if any. Counsel to the Independent Trustees for a Trust may also serve as counsel to the Trust, the other Trusts, or other investment companies within the Old Mutual fund family;
             8.	Election of Officers.  The Committee
shall elect persons to serve as officers to the Trust on an annual basis, based on the recommendations and nominations of persons by the investment adviser;
             9.	Compliance Related Matters.  The
Committee shall review the Chief Compliance Officer's
quarterly standing reports and as-needed compliance reports, and shall report to the Board regarding these reports, as necessary.
The Committee shall undertake the review and approval, as
necessary, of compliance policies and procedures and shall
report to and make any necessary recommendations to the Board concerning such policies and procedures;
             10.	Coordination of Shareholder
Meetings.  Pursuant to the 2004 Settlement Orders, the
Committee shall coordinate with the Board of Old Mutual Funds
II to hold meetings of shareholders to elect trustees commencing in 2005 and every fifth calendar year thereafter.  The Committee is not required to take the actions described in this Section III(10) with respect to the other Trusts.
IV.	PROCEDURES FOR NOMINATION OF
INDEPENDENT TRUSTEES
After a determination by the Committee that a person should be nominated as an additional Independent Trustee, or as soon as practical after a vacancy occurs or it appears that a vacancy is about to occur for an Independent Trustee position on the Board, the Committee shall nominate a person for appointment by a
majority of the Board's Independent Trustees to add to the
Board or to fill the vacancy.
             1.	Nominees Recommended by the
Committee.  The Committee may identify prospective nominees
for Independent Trustee from its own sources.  Consistent with the 1940 Act, and at its sole discretion, the Committee may
solicit or consider candidates or potential candidates from the Trust's investment adviser, sub-advisers, principal underwriter or other affiliated person or any other person.
             2.	Nominees Recommended by
Shareholders.  The Committee shall consider nominees
recommended in writing by a shareholder (other than
shareholder recommendations of himself or herself) to serve as trustees, provided: (i) that such person is a shareholder of one or more series of the Trust at the time he or she submits such names and is entitled to vote at the meeting of shareholders at which trustees will be elected; and (ii) that the Committee or the Board, as applicable, shall make the final determination of persons to be nominated.  The Committee shall evaluate
nominees recommended by a shareholder to serve as trustees in the same manner as they evaluate nominees identified by the
Committee.
A shareholder who desires to recommend a nominee shall
submit a request in writing by regular mail or delivery service to the following address: Old Mutual Funds, 4643 South Ulster
Drive, Suite 600, Denver, Colorado 80237, Attention: Secretary
of the Old Mutual Funds.  Such request shall contain (i) the name, address and telephone number of, and number of Trust
shares owned by, the person or entity or group of persons or entities on whose behalf the recommendation is being made, and the related account name, number and broker or account
provider name and (ii) if any of such persons were not record owners of the Trust at the time the recommendation was
submitted, verification acceptable in form and substance to the Trust of such person's ownership of the Trust at the time the recommendation was made.
V.	DESIRED QUALITIES OF INDEPENDENT
TRUSTEES
Evaluation by the Committee of a person as a potential nominee to serve as an Independent Trustee, including a person
nominated by a shareholder, should result in the following
findings by the Committee:
             1.	upon advice of independent legal
counsel to the Independent Trustees, that the person will qualify as a Independent Trustee and that the person is otherwise
qualified under applicable laws and regulations to serve as a trustee of the Trust;
             2.	that the person is willing to serve, and
willing and able to commit the time necessary for the
performance of the duties of an Independent Trustee;
             3.	that the person can make a positive
contribution to the Board and the Trust, with consideration being given to the person's business experience, education and such other factors as the Committee may consider relevant;
             4.	that the person is of good character and
high integrity;
             5.	that the person has desirable personality
traits including independence, leadership and the ability to work cooperatively with the other members of the Board; and
             6.	that, pursuant to the 2004 Settlement
Orders, with respect to a potential nominee to serve as an Independent Trustee to Old Mutual Funds II, the person has not been a director, officer or employee of Liberty Ridge Capital or any of its affiliates (or their predecessors or successors) at any point during the preceding 10 years. The Committee is not required to make the findings described in this Section V(6)
when evaluating a potential nominee to serve as an Independent Trustee to the other Trusts.
As long as the Trust relies on any of Rule 10f-3, Rule 12b-1,
Rule 15a-4(b)(2), Rule 17a-7, Rule 17a-8, Rule 17d-1(d)(7),
Rule 17e-1, Rule 17g-1(j), Rule 18f-3 or Rule 23c-3 under the
1940 Act, (i)  Independent Trustees shall comprise  at least 75%
of the trustees of the Trust, (ii) the selection and nomination of any other Independent Trustees shall be committed to the discretion of the existing Independent Trustees, and (iii) any person who acts as legal counsel to the Independent Trustees shall be "independent legal counsel," as defined in the rules adopted under the 1940 Act.
In seeking out potential nominees and in nominating persons to serve as Independent Trustees, the Committee shall not
discriminate against any person based on his or her race,
religion, national origin, sex, sexual orientation, physical disability and other factors not relevant to the person's ability to serve as an Independent Trustee.
VI.	VOTES REQUIRED FOR ACTION
             1.	All Trusts.  At all meetings of the
Committee, one-third of the Committee members (but in no
event less than two Committee members) shall constitute a
quorum for the transaction of business. The act of a majority of the Committee members present at any meeting at which there is a quorum shall be the act of the Committee, except as may be otherwise specifically provided by applicable law or by the
Trust's then-current Agreement and Declaration of Trust or its
Bylaws.
             2.	Old Mutual Funds II.  Pursuant to the
2004 Settlement Orders, the Committee shall not take any action in fulfilling its duties hereunder with respect to Old Mutual
Funds II unless such action is approved by a majority of the Independent Trustees who were not directors, officers or employees of Liberty Ridge Capital (or any successor) during the preceding 10 years and who are members of the Committee.
In the event that any action proposed to be taken is opposed by a vote of one or more of the Independent Trustees, then the
Trustees will oversee that such proposal, the related Committee vote, and the reason, if any, for such Independent Trustee(s)'
vote against the proposal, is disclosed in the Trust's shareholder report for the period. The Committee is not required to take the actions described in this Section VI with respect to the other Trusts.
VII.	OTHER POWERS
The Committee shall have the resources and authority
appropriate to discharge its responsibilities, including authority to retain special counsel and other experts or consultants at the expense of the Trust. The Committee shall be responsible for reviewing and approving the compensation paid to such counsel and other advisers.
VIII.	FUNDING
The Trust shall provide for appropriate funding, as determined by the Committee, in their capacity as a committee of the Board, for payment of compensation to (i) to Independent Legal
Counsel or other advisers employed by the Committee and (ii) ordinary administrative expenses of the Committee under the authority set forth in this Charter.
IX.	REPORTING
The Chair of the Committee, or his or her designee, shall report to the full Board on the results of the Committee's reviews and make such recommendations as deemed appropriate by the
Committee.  The Committee shall keep minutes of its meetings and shall make such minutes available to the full Board for
review.
X.	RELIANCE ON SERVICE PROVIDERS
The Committee hereby delegates to the Trust's investment
adviser the responsibility to inform the Committee of matters requiring Committee oversight as required in this Charter. The Committee shall rely on the Trusts' investment adviser and other service providers to supply information reasonably necessary for the Committee to carry out its responsibilities.
XI.	AMENDMENT AND MAINTENANCE OF
CHARTER
The Committee shall review this Charter at least annually and recommend any changes to the full Board. This Charter may be amended by a vote of the full Board. The Trusts shall maintain and preserve in an easily accessible place a copy of this Charter and any modifications to the Charter.
XII.	AVAILABILITY OF CHARTER
The Trusts shall post a copy of this Charter on their internet website.
Adopted:  May 21, 2008







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